                                                                       EXHIBIT A

                       SHARE PURCHASE AND SALE AGREEMENT


     SHARE PURCHASE AND SALE AGREEMENT dated as of December 29, 2000 between AIF II L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Seller"), and Kevin Relyea (the "Buyer").

                                   WITNESSETH

     WHEREAS, the Seller is the owner of ninety-five million eight hundred thirty-one thousand nine hundred ninety-seven (95,831,997) shares of common stock of Prandium, Inc. ("Prandium"), a Delaware corporation (the "Shares"); and

     WHEREAS, the Seller wishes to sell, and the Buyer wishes to acquire, the Shares.

     NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the Seller and the Buyer agree as follows:

     1.  Sale and Purchase of the Shares.  The Seller hereby sells, conveys,
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assigns and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, all of the Seller's rights, title and interest in and to the Shares. The Buyer undertakes and agrees to comply with and be bound by all of the operative terms of the Shareholders' Agreement dated as of January 27, 1994 (the "Shareholders' Agreement") and the Exchange Agreement between Green Equity Investors, L.P. and Apollo FRI Partners, L.P. (the "Exchange Agreement"), as they apply to the Shares.

     2.   Purchase Price and Closing.  The consideration which the Buyer has
          --------------------------
paid and which the Seller has accepted for the Shares is the sum of $15,000. The closing of the purchase and sale of the Shares shall take place immediately following execution of this Agreement by both the Buyer and the Seller, at which time the Buyer will be treated for all purposes as the owner of the Shares, regardless of the timing of physical delivery of the Shares. The Seller undertakes to deliver the Shares to the Buyer as soon as practicable following execution of this Agreement.

     3.   The Seller's Representations and Warranties.  The Seller represents
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and warrants to the Buyer that the Seller holds the Shares free and clear of any lien or other encumbrance, and the Buyer is hereby acquiring the Shares free and clear of any such liens or other encumbrance, except as may exist or arise pursuant to the Shareholders' Agreement or the Exchange Agreement.

     4.   The Buyer's Representations and Warranties.  The Buyer represents and
          ------------------------------------------
warrants to the Seller the following:
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          (a)  the Buyer or an advisor or consultant relied upon by the Buyer in reaching a decision to purchase the Shares has such knowledge and experience in financial, tax and business matters as to enable the Buyer or such advisor or consultant to evaluate the merits and risks of the purchase of the Shares and to make an informed investment decision with respect thereto;

          (b) the Buyer has full knowledge of Prandium's financial condition and of the credit facilities, indentures, notes and other financial obligations to which Prandium is subject;

          (c) the Buyer is an "Existing Stockholder" as defined in and for the purposes of the Indenture between Family Restaurants, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, dated as of January 27, 1994, as amended by the First Supplemental Indenture dated as of July 2, 1996; the Indenture between Family Restaurants, Inc. and Shawmut Bank, National Association dated as of January 27, 1994; FRI-MRD Corporation Note Agreement dated as of August 12, 1997; and FRI-MRD Corporation Note Agreement dated as of June 9, 1998.

          (d) neither the Buyer nor any entity controlled by the Buyer, either individually or in the aggregate, have $10,000,000 in total assets (in the case of any entity, as reflected on its last regularly prepared consolidated balance sheet) or annual net sales (in the case of any entity, as reflected on its last regularly prepared consolidated statement of income and expense);

          (e) the Buyer is acquiring the Shares solely for the Buyer's own account, as principal, and does not have any contract, undertaking or arrangement with any person (whether directly or indirectly) to sell, transfer or grant a participation or interest in any of the Shares being acquired by the Buyer.

          (f) the Buyer understands and acknowledges that (i) the Shares are being sold to the Buyer without registration under the Securities Act of 1933, as amended (the "Act") and (ii) the Shares may not be sold, assigned or otherwise transferred except in compliance with the Act and any other applicable securities laws.

      5.  Mutual Representations and Warranties.  Each of the Seller and the
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Buyer hereby understands and acknowledges that the other party is directly or indirectly a principal equity owner of Prandium and either directly or through their designees and representatives have representation on the Board of Directors of Prandium. In connection with the foregoing, each of Seller and Buyer understands and acknowledges that each may be in possession of material, nonpublic information regarding Prandium, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects (collectively, the "Information"), that the other has offered and it has declined to receive and that accordingly, the other shall have no obligation to disclose to it any of such Information, that it has conducted its own investigation, to the extent that it has determined necessary or desirable regarding such Information,

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

and that it has determined to enter into and complete this transaction based on, among other things, such investigation. To the fullest extent permitted by law, each of Seller and Buyer waives and releases any and all claims it may have against the other party and/or its affiliates and their respective officers, directors, employees, agents and control persons by reason of nondisclosure by such other party or its affiliates or their respective officers, directors, employees agents and control persons of the Information.

      6.   Further Assurances.  Each of the Seller and the Buyer undertakes and
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agrees to execute all such further instruments, certificates and other documents, and to take all such other actions, as may be reasonably requested by the other party in order to more fully vest in the Buyer all rights, privileges and other incidents of ownership with respect to the Shares pursuant to this Agreement, and to give effect to the other matters contemplated hereby.

      7.   Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      8.   Entire Agreement.  This Agreement constitutes the entire agreement
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among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any promises, conditions, warranties, representations, or covenants except as specifically set forth herein.

      9.   Successors and Assigns.  This Agreement shall inure to the benefit of
           ----------------------
and be binding upon the successors and assigns of each of the Seller and the Buyer.

      10.  Governing Law.  This Agreement shall be governed by, and construed
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and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws.

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

     IN WITNESS WHEREOF, the Seller and the Buyer have executed this Share Purchase and Sale Agreement as of the date first written above.

SELLER:

AIF II L.P.
By:  Apollo Advisors, L.P.
     Managing General Partner

     By:  Apollo Capital Management, Inc.
          General Partner

          By: /s/ Michael D. Weiner
             ---------------------------------
                 Name: Michael D. Weiner
                 Title:


BUYER:

KEVIN RELYEA

/s/ Kevin Relyea
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